FSD PHARMA INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

As used in this management's discussion and analysis of financial condition and results of operations ("MD&A"), unless the context indicates or requires otherwise, all references to the "Company", "FSD", "we", "us" or "our" refer to FSD Pharma Inc., together with our subsidiaries, on a consolidated basis as constituted on December 31, 2021.

This MD&A for the three months ended and fiscal years ended December 31, 2021 and 2020 should be read in conjunction with the Company's audited consolidated financial statements and the accompanying notes for the fiscal years ended December 31, 2021 and 2020. The financial information presented in this MD&A is derived from the Company's audited consolidated financial statements for the year ended December 31, 2021 and 2020 ("financial statements") which have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). All amounts are in United States dollar except where otherwise indicated.

This MD&A is dated as of March 30, 2022.

FORWARD-LOOKING INFORMATION

The information provided in this MD&A, including information incorporated by reference, contains certain “forward‐looking information” or “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws (collectively, “forward‐looking statements”). Forward-looking statements relate to future events or future performance, business prospects or opportunities of the Company that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management made in light of management’s experience and perception of historical trends, current conditions and expected future developments. All statements other than statements of historical fact may be forward-looking statements.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements. Forward-looking statements are often, but not always, identified by words or phrases such as “hope”, “would”, “seek”, “anticipate”, “believe”, “expect”, “plan”, “continue”, “estimate”, “will”, “predict”, “intend”, “forecast”, “future”, “target”, “project”, “capacity”, “could”, “should”, “might”, “focus”, “proposed”, “scheduled”, “outlook”, “potential”, “may” or similar expressions and includes suggestions of future outcomes, including, but not limited to statements about: discussions concerning the Company’s exploration of near-term funding strategies; the Company’s plans to advance the research & development of product candidates to commercialization through studies and clinical trials, including anticipated timing and associated costs; the application and the costs associated with such planned trials, and the Company’s ability to obtain required funding and the terms and timing thereof; the expansion of our product offering(s), our business objectives and the expected impacts of previously announced acquisitions and developments; the investigational new drug FDA application process and any review thereof and its affects on our business objectives; the sale of substantially all of the assets of FV Pharma (as defined below), including the Facility (as defined below) and the Facility Property (as defined below), and timing thereof. Readers are cautioned not to place undue reliance on forward-looking statements as the Company’s actual results may differ materially and adversely from those expressed or implied.

The Company has made certain assumptions with respect to the forward-looking statements regarding, among other things: the Company’s ability to generate sufficient cash flow from operations and obtain financing, if needed, on acceptable terms or at all; the general economic, financial market, regulatory and political conditions in which the Company operates; the interest of potential purchasers in the Company’s product candidates; anticipated and unanticipated costs; the government regulation of the Company’s activities and product candidates; the timely receipt of any required regulatory approvals; the Company’s ability to obtain qualified staff, equipment and services in a timely and cost efficient manner; the Company’s ability to conduct operations in a safe, efficient and effective manner; and the Company’s expansion plans and timeframe for completion of such plans.

Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements, because no assurance can be given that such statements will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially and adversely from those currently anticipated due to a number of factors and risks. These include, but are not limited to: the limited operating history of the Company and history of losses, and anticipated significant losses for the foreseeable future incurred to pursue commercialization of product candidates; the Company’s inability to file INDs (as defined below) on timelines it reasonably anticipates, if at all; the Company’s ability to identify, license or discover additional product candidates; the product candidates being in the preclinical development stage; the Company’s reliance on its product candidates; the Company’s ability to successfully develop new commercialized products or find a market for their sale; the impact of any future recall of the Company’s products; the Company’s ability to promote and sustain its products, including any restrictions or constraints on marketing practices under the regulatory framework in which the Company operates; failure to achieve the degree of market acceptance and demand for our products or product candidates by physicians, patients, healthcare payors, and others in the medical community which are necessary for commercial success, including due to the possibility that alternative, superior treatments may be available prior to the approval and commercialization of product candidates, should such approval be received at all; failure of clinical trials to demonstrate substantial evidence of the safety and/or effectiveness of product candidates, which could prevent, delay or limit the scope of regulatory approval and commercialization, including from difficulties encountered in enrolling patients in clinical trials, and reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing, or results from future clinical testing which may demonstrate opposing evidence and draw negative conclusions regarding the effectiveness of any product candidate, including the effectiveness of Lucid-MS as a treatment for multiple sclerosis or Lucid-PSYCH as a treatment for major depressive disorder or other mental health disorders; results of earlier studies or clinical trials not being predictive of future clinical trials and initial studies or clinical trials not establishing an adequate safety or efficacy profile for the Company’s product candidates to justify proceeding to advanced clinical trials or an application for regulatory approval; potential side effects, adverse events or other properties or safety risks of the Company’s product candidates, which could delay or halt their clinical development, prevent their regulatory approval, cause suspension or discontinuance of clinical trials, abandonment of a product candidate, limit their commercial potential, if approved, or result in other negative consequences; preliminary, interim data obtained from the Company’s clinical trials that it may announce or publish from time to time may not be indicative of future scientific observations or conclusions as more patient data becomes available, further analyses are conducted, and as the data becomes subject to subsequent audit and verification procedures; inability to establish sales and marketing capabilities, or enter in to agreements with third parties, to sell and market any product candidates that the Company may develop; the ability to provide the capital required for research, product development, operations and marketing; violations of laws and regulations resulting in repercussions; risks inherent in an pharmaceutical business and the development and commercialization of pharmaceutical products, including the inability to accurately predict timing or amounts of expenses, requirements of regulatory authorities, and completion of clinical studies on anticipated timelines, which may encounter substantial delays or may not be able to be completed at all; delays in clinical trials; psychedelic-inspired drugs possibly never being approved as medicines or other therapeutic applications; the Company’s inability to attain or maintain the regulatory approvals it needs in any jurisdiction to commercialize, distribute or sell any product candidate or other pharmaceutical products; failure of counterparties to perform contractual obligations; changes, whether anticipated or not, in laws, regulations and guidelines that may result in significant compliance costs for the Company, including in relation to restrictions on branding and advertising, regulation of distribution and excise taxes; uncertainty associated with insurance coverage and reimbursement status for newly-approved pharmaceutical products, which could result in product candidates becoming subject to unfavourable pricing regulations, third-party coverage and reimbursement practices, or healthcare reform initiatives, including legislative measures aimed at reducing healthcare costs; conditions in the global economy and capital markets, including impacts to trade and public health or geopolitical risks, as a result of impacts of COVID-19 or otherwise; the Company’s anticipated negative cash flow from operations and non-profitability for the foreseeable future; the inability to obtain required additional financing on terms favourable to the Company or at all; the dilutive effects of future sales or issuances of equity securities and the conversion of outstanding securities to Class B shares; the Company’s dual class share structure; the market price of the Class B shares possibly being subject to wide price fluctuations; whether an active trading market for the Company’s Class B shares (as defined below) is sustained; the Company’s ability to identify and execute future acquisitions or dispositions effectively, including the ability to successfully manage the impacts of such transactions on its operations; lack of dividends, and reinvestment of retained earnings, if any, into the Company’s business; risk related to the sale of the Facility and Facility Property, including whether the Company will be able to sell the Facility and/or the Facility Property on terms favourable to the Company, or at all; the Company’s reliance on management, key persons and skilled personnel; reliance on contract manufacturing facilities; manufacturing problems that could result in delay of the Company’s development or commercialization programs; the Company’s expected minimal environmental impacts; insurance and uninsured risks; claims from suppliers; conflicts of interest between the Company and its directors and officers; the Company’s ability to manage its growth effectively; the Company’s ability to realize production targets; supply chain interruptions and the ability to maintain required supplies of, equipment, parts and components; the Company’s ability to successfully implement and maintain adequate internal controls over financial reporting or disclosure controls and procedures; results of litigation; the dependence of the Company’s operations, in part, on the maintenance and protection of its information technology systems, and the information technology systems of its third-party research institution collaborators, CROs or other contractors or consultants, which could face cyber-attacks; failure to execute definitive agreements with entities in which the Company has entered into letters of intent or memoranda of understanding; unfavourable publicity or consumer perception towards the product candidates; reputational risks to third parties with whom the Company does business; failure to comply with laws and regulations; the Company’s reliance on its own market research and forecasts; competition from other technologies and pharmaceutical products, including from synthetic production, new manufacturing processes and new technologies, and expected significant competition from other companies with similar businesses, and significant competition in an environment of rapid technological and scientific change; the Company’s ability to safely, securely, efficiently and cost-effectively transport our products to consumers; liability arising from any fraudulent or illegal activity, or other misconduct or improper activities that the Company’s directors, officers, employees, contractors, consultants, commercial partners or vendors may engage in, including noncompliance with regulatory standards and requirements; unforeseen claims made against the Company, including product liability claims or regulatory actions; reliance on single-source suppliers, including single-course suppliers for the acquisition of the drug substance and drug product for any of the product candidates; inability to obtain or maintain sufficient intellectual property protection for the Company’s product candidates; third-party claims of intellectual property infringement; patent terms being insufficient to protect competitive position on product candidates; inability to obtain patent term extensions or non-patent exclusivity; inability to protect the confidentiality of trade secrets; inability to protect trademarks and trade names; filing of claims challenging the inventorship of the Company’s patents and other intellectual property; invalidity or unenforceability of patents, including legal challenges to patents covering any of the product candidates; claims regarding wrongfully used or disclosed confidential information of third parties; inability to protect property rights around the world; risks related to the Company’s status as a foreign private issuer; the Company taking advantage of reduced disclosure requirements applicable to emerging growth companies; the Company’s classification as a “passive foreign investment company”; that the Company’s international business operations, including expansion to new jurisdictions, could expose it to regulatory risks or factors beyond our control such as currency exchange rates and changes in governmental policy; risks related to expansion of international operations; the Company’s ability to produce and sell products in, and export products to, other jurisdictions within and outside of Canada and the United States, which is dependent on compliance with additional regulatory or other requirements; regulatory regimes of locations for clinical trials outside of Canada and the United States; failure to obtain approval to commercialize product candidates outside of Canada and the United States; if clinical trials are conducted for product candidates outside of Canada and the United States, the FDA, Health Canada and comparable regulatory authorities may not accept data from such trials, or the scope of such approvals from regulatory authorities may be limited; and other factors beyond the Company’s control.

The Company cautions that the foregoing list of important risk factors and uncertainties is not exhaustive. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated, intended or projected. There is no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. You should carefully consider the matters discussed under “Risks Factors” in our Annual Information Form for the year ended December 31, 2020, Short Form Base Shelf Prospectus dated June 16, 2020, Prospectus Supplement dated February 11, 2021 and in the section of our Annual Report titled “Item 3. Key Information—D. Risk Factors”.

The forward-looking statements contained or incorporated by reference in this MD&A are made as of the date of this MD&A or as otherwise specified. Except as required by applicable securities law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors affecting those statements, whether as a result of new information, future events or otherwise or the foregoing lists of factors affecting this information.

All of the forward-looking information contained in this MD&A is expressly qualified by the foregoing cautionary statements.

Additional information relating to FSD can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

OVERVIEW

The Company was formed under and is governed by the provisions of the Business Corporations Act (Ontario) (the "OBCA") on November 1, 1998 pursuant to the amalgamation of Olympic ROM World Inc., 1305206 Ontario Company, 1305207 Ontario Inc., Century Financial Capital Group Inc. and Dunberry Graphic Associates Ltd. The Company’s registered office is located at 199 Bay Street, Suite 4000, Toronto, Ontario, M5L 1A9.

On March 15, 2018, the Company’s shareholders approved the amendments contemplated by the Articles of Amendment at the 2018 annual and special meeting of the shareholders, pursuant to which, among other things, the Company’s shareholders approved certain changes to the capital structure of the Company.

On May 24, 2018, pursuant to Articles of Amendment, the Company changed its name to "FSD Pharma Inc." and the capital structure of the Company was reorganized to create a new class of Class A shares, amend the terms of and re-designate the existing common shares as Class B shares, and eliminate the existing non-voting Class A preferred shares and non-voting Class B preferred shares.

On May 29, 2018, the Class B shares commenced trading on the Canadian Stock Exchange under the trading symbol “HUGE”.

On October 16, 2019, the Company amended its articles of incorporation to complete a consolidation of all of its issued and outstanding share capital. Pursuant to the amendment, all of the issued and outstanding Class A shares and Class B shares were consolidated on the basis of one post-consolidation share for every 201 pre-consolidation shares of the Company (the “Consolidation”). Unless otherwise noted, presentation in this MD&A of the number of Class A shares, Class B shares, stock options, warrants and the issue or exercise prices and any other data related to the foregoing securities are all presented on a post-Consolidation basis.

On January 9, 2020, the Class B Shares commenced trading on the Nasdaq under the trading symbol “HUGE”.

FSD Pharma Inc. ("FSD" or the "Company"), through its wholly owned subsidiaries, FSD Biosciences, Inc., Prismic Pharmaceuticals Inc., and Lucid Psycheceuticals Inc. is a pharmaceutical research and development ("R&D") company focused on developing over time multiple applications of its three  compounds:

1. Ultra micro-palmitoylethanolamide (“PEA”) or FSD-PEA (formerly called FSD-201), which is a licensed compound (as described below);

2. Lucid-PSYCH (formerly Lucid-201); and

3. Lucid-MS (formerly Lucid-21-302), which is a licensed compound (as described below).

The Company filed an Investigational New Drug Application ("IND") with the FDA on August 28, 2020, for PEA and was approved on September 25, 2020, to initiate a Phase 2(a) clinical program for the use of PEA to treat COVID-19, the disease caused by the SARS-CoV-2 virus. The trial was targeting a total of 352 random patients in a controlled, double-blind multicenter study.

Following the May 14, 2021, annual general and special meeting of shareholders, the Company retained an independent biotechnology and pharma focused firm to evaluate PEA's current potential commercial viability for the SARS-CoV-2 virus indication and to undertake a review of its Phase 2 clinical program to assist the Company in determining its viability and, more broadly, evaluating the general current commercial viability of PEA. In particular, the Company was concerned with the pace of progress in advancing the Phase 2 clinical program during a period in which COVID-19 treatments and vaccination rates evolved significantly and competitive products were being successfully advanced. The biotechnology investment bank reported its findings and the Company concluded that, while there are potential commercial opportunities for PEA, specifically the treatment of COVID-19 by PEA is unlikely to be commercially viable. Based on this information, on August 24, 2021, the Company elected to terminate the current Phase 2 clinical trials for the treatment of COVID-19 in order to concentrate its resources on more commercially viable opportunities for PEA. The Company continues to evaluate Phase 2 indications to potentially target for PEA that will realize value creation for shareholders.

As of the date hereof, the Company currently has four material subsidiaries:

(i) FSD Biosciences Inc. ("FSD Biosciences"), which is wholly owned by the Company and incorporated under the laws of the State of Delaware;

(ii) FV Pharma Inc. ("FV Pharma"), which is wholly owned by the Company and incorporated under the OBCA;

(iii) Lucid Psycheceuticals Inc. (“Lucid”), which is wholly owned by the Company and incorporated under the OBCA; and

(iv) Prismic Pharmaceuticals Inc. (“Prismic”), which is wholly owned by the Company and incorporated under the laws of the State of Arizona.

In July 2020, the Company decided to primarily focus its efforts and resources on the pharmaceutical and biotechology business operated through FSD Biosciences Inc. Between March 2018 and June 2020, the Company made investments in and entered into agreements with a number of cannabis-related ventures (the “Cannabis Investments”). All material Cannabis Investments have been liquidated or terminated. As of September 30, 2020, the Company, ended all activities of FV Pharma. As a result, the Company is no longer engaged in cannabis-related activities and is in the process of liquidating all of FV Pharma's assets, including the sale of its Facility and/or the adjacent real estate. On February 23, 2022, the Company entered into a firm agreement in connection with the sale of the Facility and the Facility Property. See further discussion below under "Discontinued Operations" and “Subsequent Events”.

FSD Pharma Inc.

Through the acquisition of Prismic Pharmaceuticals Inc. (“Prismic”), the Company acquired an exclusive, worldwide license (excluding Italy and Spain) to exploit for certain specified pharmaceutical purposes patents and other intellectual property rights to PEA owned by Epitech Group SpA (“Epitech”). Pursuant to a royalty agreement between Prismic and FSD Pharma, Prismic holds the right to receive, from FSD, a percentage of the net sales of products developed for conditions relating to pain in humans and certain other conditions using certain intellectual property owned or controlled by Epitech or its affiliates including those relating to PEA. PEA is a naturally occurring substance that is produced within the body in response to inflammation. FSD Pharma is currently seeking to advance pharmaceutical development programs centered on PEA that meet one or more selected criteria. All efforts are intended to be founded on a biological plausibility of an efficacious effect with a high safety profile.

The Company has successfully completed Phase 1 first-in-human safety and tolerability study for PEA and has found the compound to be safe with no serious adverse side effects. This study also validated considerable scientific literature already published in the European Union that claims safety and tolerability of PEA. PEA is currently being dispensed in Italy and Spain as a prescription based medical food supplement since 2004.

The Company received permission from the FDA in June 2020 to submit an IND Application for the use of PEA to treat COVID-19, the disease caused by the SARS-CoV-2 virus.

The Company submitted to the FDA an IND Application for the use of PEA in August 2020.

In September 2020, the Company received authorization from the FDA to initiate Phase 2 clinical program for the use of PEA to treat COVID-19.

On August 24, 2021, the Company announced it was terminating the Phase 2 clinical program specific to treating COVID-19, while the Company continues to evaluate other indications to potentially target for PEA. The Company had retained an independent biotechnology and pharma-focused investment banking firm to evaluate FSD-PEA’s current potential commercial viability for COVID-19 treatment (the “FSD-PEA Review”). The findings of the FSD-PEA Review suggested that while there were potential commercial opportunities for FSD-PEA, the treatment of COVID-19 by FSD-PEA is specifically unlikely to be commercially viable.

Epitech License Agreement

On January 8, 2020, the Company entered into an amended and restated license agreement with Epitech, as further amended in July 2020 (defined in this subsection as the "License Agreement"), which amended and restated the license agreement between Prismic and Epitech through which Prismic secured certain intellectual property rights to PEA from Epitech. The License Agreement grants the Company an exclusive, worldwide license (excluding Italy and Spain where the Company is not licensed and Epitech remains entitled to commercialize the Licensed Products (as defined herein), directly or indirectly) (the "Epitech License") to research, manufacture and commercialize products (defined in this subsection as the "Licensed Products") that are developed using certain proprietary formulations of PEA owned by Epitech and that are to be used to treat chronic kidney disease in humans or, if a prescription drug, any other human condition that is related to pain and chronic pain. In addition, under the terms of the Epitech License, as further amended on July 9, 2020, if Epitech develops or commercializes a prescription drug for the treatment of any other human condition unrelated to pain and chronic pain (a "Different Prescription Drug") in its territory, the Company has a first refusal right to use Epitech's patents to develop and commercialize this Different Prescription Drug in its territory (i.e. worldwide excluding Italy and Spain). Should the Company exercise this right, but then fail to demonstrate commercially reasonable efforts to develop the Different Prescription Drug in the two years following, Epitech would be free to exploit and/or license to third parties the use of the patents for the Different Prescription Drug. Finally, the Epitech License provides the Company with a nonexclusive license to use Epitech's scientific and technical know-how with respect to FSD-PEA in connection with the development or commercialization of the Licensed Products discussed above.

Under the terms of the License Agreement, the Company is required to make payments to Epitech upon the achievement of specified milestones. The Company was required to pay the non-refundable sum of $300,000 on or before October 31, 2019. Upon first notification by the FDA of approval of a New Drug Application, the non-refundable sum of $700,000 is due and payable to Epitech. Within thirty days of the first notification by the FDA of approval of a New Drug Application, the Company is required to pay the non-refundable sum of $500,000. Within ten business days of the first notification of approval of a Supplemental New Drug Application by the FDA, the Company is required to pay the non-refundable sum of $1,000,000 to Epitech.

The License Agreement also specifies certain royalty payments. Pursuant to the License Agreement, the Company must pay Epitech 25% (in the case of non-prescription drug rights) and 5% (in the case of prescription drug rights) of any one-off lump sum payments it receives as consideration for granting a sub-license to a third-party with respect to a Licensed Product. In addition, the Company is required to pay either: (a) 7% of net sales of the Licensed Products in a product regulatory category other than prescription drugs placed on the market by the Company; (b) 25% of the royalties received by the Company from sub-licensees (such royalties, the "Net Receipts") where Licensed Products in a product regulatory category other than prescription drugs are placed on the market by such sub-licensees; or (c) 5% of net sales or Net Receipts of the Licensed Products that are prescription drugs.

Unless otherwise terminated in accordance with its terms, the Epitech License will remain in force until the Company is no longer obligated to pay royalties under the License Agreement, which obligation will expire on a country-by-country basis when the last valid claim of the Licensed Patents covering the Licensed Products in a given country expires. The approval of a therapeutically equivalent, generic version of the Licensed Product(s) in a country will conclusively demonstrate that a valid claim does not cover the Licensed Products in that country. If there are no patents covering the Licensed Products in a country, royalties are payable for the license of the scientific and technical know-how under the Epitech License until expiration of the last-to expire Epitech patent that relates to PEA.

The above description of the License Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is available under the Company's SEDAR and EDGAR profiles.

Innovet License Agreement

On March 9, 2021, the Company entered into the Innovet License Agreement (defined in this subsection as the "License Agreement") with Innovet Italia S.R.L. ("Innovet"). The License Agreement grants the Company an exclusive, worldwide license (excluding Italy, and subject to a first refusal right maintained by Innovet, any other country in Europe) to research, manufacture and commercialize products using certain proprietary formulations of ultra-micro PEA (defined in this subsection as the "Licensed Products") to treat gastro-intestinal diseases in canines and felines. The License Agreement provides that the Company shall develop the Licensed Products with a view to submitting an Investigational Animal Drug Application with the FDA within thirty-six (36) months of the date of the agreement and shall submit a New Animal Drug Application within sixty (60) months of the effective date of the agreement.

Under the terms of the License Agreement, the Company will be required to make payments to Innovet upon the achievement of specified milestones. An initial non-refundable sum of US$500,000 was payable to Innovet on the effective date of the License Agreement and a second non-refundable sum of US$250,000 will be due and payable to Innovet on the first anniversary of the effective date of the License Agreement. Within thirty business days of the first notification of approval of a New Animal Drug Application by the FDA of the first Licensed Product to receive such approval in the United States, the Company is required to pay an additional non-refundable sum of US$750,000 to Innovet. None of the specified milestones have been met to date and there is no guarantee or assurance that they will be met in the future.

The License Agreement also specifies certain royalty payments. Pursuant to the License Agreement, the Company is required to pay Innovet 14% of any one-off lump sum payments it receives as consideration for granting a sub-license to a third-party with respect to a Licensed Product. In addition, the Company is required to pay 5% of net sales of the Licensed Products.

The above description of the License Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is available under the Company's SEDAR and EDGAR profiles.

Lucid-MS Agreement

On May 19, 2021, prior to its acquisition by the Company, Lucid entered into a license agreement with the University Health Network (“UHN”) that governs the world-wide licensing of certain intellectual property rights and data associated with Lucid-MS. Under the terms of the agreement, the Company shall pay a yearly license maintenance fee of C$100,000 to UHN until the first commercial sale of a product utilizing the intellectual property licensed to the Company under the agreement, including Lucid-MS is made.

Under the agreement the Company is committed to minimum milestones payments of $nil and maximum milestones payments of C$12,500,000 if all product development and regulatory milestones are met.

Furthermore, the Company is also responsible to pay revenue milestone payments and royalties if revenue milestones from commercial sales are achieved. Milestones can be extended by mutual agreement.

Lucid-PSYCH Agreement

On October 1, 2021, the Company entered into an agreement with Covar Pharmaceuticals Inc. (“Covar”), a contract development and manufacturing services organization, to commence work on providing research quantities of the Company’s drug candidate, Lucid-PSYCH, on an exclusive basis for further clinical evaluation (the “Covar Agreement”). Covar’s research and development facility is licensed to handle psychoactive compounds such as Lucid-PSYCH, which are “controlled substances” listed under the Controlled Drugs and Substances Act (Canada). Pursuant to the Covar Agreement, Covar will produce non-good manufacturing practices and good manufacturing practices Lucid-PSYCH for use in the Company’s planned pre-clinical and Phase 1 clinical trials, respectively.

Cannabis Licenses

The Company held three licenses from Health Canada: (i) a Cultivation License (defined below); (ii) a Processing License (defined below); and (iii) a Sale for Medical Purposes License (collectively, the "Licenses").

On July 30, 2020, the Company announced that it has notified Health Canada of the Company’s decision to forfeit the licenses of FV Pharma and suspend all cannabis-related activities of FV Pharma. As of September 30, 2020, the Company ended all activities of FV Pharma and had surrendered its Licenses. The Company is in the process of liquidating all of FV Pharma's assets, including the sale of its Cobourg facility and/or the adjacent real estate. See further discussion below under "Discontinued Operations" and “Subsequent Events”.

The Facility

FV Pharma's facility is located at 520 William Street, Cobourg, Ontario, K9A 3A5 (the "Facility"). The Company also owns the 64-acre property on which the Facility is located (the “Facility Property”). FV Pharma acquired the Facility in November 2017. The Facility has 581,538 square feet of building space. The Company is actively exploring a sale of the Facility and/or the Facility Property. On February 23, 2022, the Company entered into a firm agreement in connection with the sale of the Facility and the Facility Property. See further discussion below under "Discontinued Operations" and “Subsequent Events”.

The Company has no contractual arrangements and has no commitments for capital expenditures with respect to the Facility or the Facility Property.

IMPACT OF COVID-19

The outbreak of the novel strain of coronavirus, specifically identified as "COVID-19," has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The extent to which COVID-19 and any other pandemic or public health crisis impacts the Company's business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be predicted with any meaningful precision, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to contain the COVID-19 virus or remedy its impact, among others. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operating subsidiaries in future periods.

The Company's clinical trials for the use of FSD-PEA, a compound to treat suspected or confirmed cases of COVID-19, were placed on hold during the year pending the completion of a study to assess the commercial viability of FSD-PEA as a treatment for COVID-19. Following the completion of the study, the Company announced on August 24, 2021, that it was terminating the Phase 2 clinical program specific to treating COVID-19. The impact of COVID-19 did not have a material impact on the continuing operations or financial results of the Company for the years ended December 31, 2021 and 2020.

CHANGE IN FUNCTIONAL AND PRESENTATION CURRENCY TO UNITED STATES DOLLAR

The Company changed its functional currency from the Canadian dollar (C$) to the United States dollar (US$) as of October 1, 2020. The change in functional currency was the result of a review of the primary economic environment in which the entity operates and the currency that mainly influences the underlying transactions entered into by the Company.

The Company elected to change its presentation currency from the Canadian dollar to the United States dollar effective October 1, 2020. The change in presentation currency was a voluntary change which is accounted for retrospectively. The change in presentation currency was made to better reflect the Company's business activities. For comparative reporting purposes, historical financial information has been translated to United States dollar using the exchange rate as at October 1, 2020, which is the date of the change in the functional and presentation currency. The impact of the retrospective application to the December 31, 2019 and 2018 financial information was included the Company's December 31, 2020 audited financial statements.

DISCONTINUED OPERATIONS

As previously noted, in March 2020, the Company decided to focus its efforts and resources on the pharmaceutical business and initiated a process to sell the Facility and Facility Property and exit the medical cannabis industry. The Company is actively marketing the Facility and Facility Property for sale and expects that the sale of the Facility and Facility Property will be completed within the next twelve months. On February 23, 2022, the Company entered into a firm agreement in connection with the sale of the Facility and the Facility Property. See further discussion below under “Subsequent Events”.

Assets held for sale consists of the Facility and Facility Property. It is anticipated that no liabilities of the Company will be transferred as part of any proposed transaction. Results of operations related to the Facility are reported as discontinued operations for the year ended December 31, 2021 and 2020.

In accordance with IFRS 5 - Non-current Assets Held for Sale and Discontinued Operations, the assets held for sale were assessed for impairment based on fair value less costs to sell. The fair value was measured using the price at which the Company expects to receive for the disposal of the Facility and Facility Property in its current state less estimates for the costs of disposal. The fair value less costs to sell was higher than the carrying value of the Facility and Facility Property, resulting in recognition of the resulting group at carrying value.

ACQUISITION OF LUCID

On September 21, 2021, the Company acquired all of the issued and outstanding common shares of Lucid, an early-stage Canadian-based specialty pharmaceutical company focused on the development of therapies to treat critical neurodegenerative diseases for total consideration of $7,290,731. In connection with the closing of the Lucid acquisition, Dr. Lakshmi Kotra, maintained his position as Lucid’s CEO.

Prior to the acquisition, the Company’s interim CEO and Executive Co-Chairman of the Board beneficially held approximately 4.5% ownership interest in Lucid through an entity related to this individual.

It was determined that the acquisition of Lucid did not qualify as a business combination in accordance with IFRS 3 - Business Combinations, and therefore it was accounted for as an asset acquisition. The individual identifiable assets acquired and liabilities assumed were identified. The purchase consideration was first allocated to the fair values of the acquired cash and cash equivalents, other receivables, and trade and other payables, as their carrying values was determined to equal their fair values. The remaining purchase price was allocated to the acquired intangible assets.

The total consideration for the purchase of Lucid was $7,290,731. The purchase consideration consisted of $7,023,732 of Class B shares, $196,436 of share options and $70,563 of warrants. 304,880 Class B Shares and all of the warrants issued as part of the consideration for the Lucid acquisition were issued to an entity related to the interim CEO and Executive Co-chairman of the Board in exchange for securities of Lucid held by the entity prior to the completion of the Lucid acquisition. The fair value of the Class B shares was determined based on a total of 4,502,392 shares issued and a fair value of $1.56 per share, which reflects the share price on the date of acquisition. The fair value of the 161,091 share options and 112,162 warrants issued as part of the consideration were determined using the Black-Scholes options pricing model with the following assumptions:

	Warrants	Share Options
Grant date share price	$1.56	$1.56
Exercise Price	$0.96 - $1.93	$1.35 - $2.31
Expected dividend yield	-	-
Risk free interest rate	0.43%	0.43% - 0.79%
Expected life (years)	1.19 - 1.28	2.23 - 4.28
Annualized volatility	88%	124%

The allocation of the total consideration to the fair value of the identifiable assets acquired and liabilities assumed as at the date of the acquisition was as follows:

Fair value recognized on acquisition
$
Cash and cash equivalents	768,964
Other receivables	271,564
Prepaid expenses and deposits	167,776
Intangible assets	6,186,251
Trade and other payables	(103,824)
7,290,731

The Company also capitalized $128,320 of acquisition related costs to the acquired intellectual property.

SELECTED FINANCIAL HIGHLIGHTS

The following table presents selected financial information for the three months and year ended December 31, 2021 and 2020:

	For the three months ended		For the year ended December
		December 31,		31,
	2021	2020	2021	2020
	$	$	$	$
General and administrative	3,817,541	2,323,347	15,926,103	10,058,083
External research and development fees	852,393	2,456,010	6,328,104	7,832,847
Share-based payments	341,567	215,255	7,443,930	8,052,011
Depreciation and amortization	1,107,477	967,957	4,045,523	3,900,458
Legal provision	-	59,288	-	757,829
Impairment of right-of-use asset	-	-	-	89,860
Total operating expenses	6,118,978	6,021,857	33,743,660	30,691,088
Net loss from continuing operations	(6,163,133)	(3,964,147)	(33,937,956)	(28,452,232)
Net loss from discontinued operations	(184,590)	(414,124)	(1,347,473)	(3,347,561)
Net loss for the period	(6,347,723)	(4,378,271)	(35,285,429)	(31,799,793)

The following table presents selected financial information for the three months and years ended December 31, 2020 and 2019:

	For the three months ended		For the year ended December
		December 31,		31,
	2020	2019	2020	2019
	$	$	$	$
General and administrative	2,323,347	2,413,316	10,058,083	8,407,427
External research and development fees	2,456,010	-	7,832,847	-
Share-based payments	215,255	2,885,792	8,052,011	12,082,930
Depreciation and amortization	967,957	979,389	3,900,458	1,943,048
Legal provision	59,288	-	757,829	-
Impairment of right-of-use asset	-	50,888	89,860	50,888
Total operating expenses	6,021,857	6,329,385	30,691,088	22,484,293
Net loss from continuing operations	(3,964,147)	(11,523,123)	(28,452,232)	(34,080,963)
Net loss from discontinued operations	(414,124)	(1,313,844)	(3,347,561)	(5,048,557)
Net loss for the period	(4,378,271)	(12,836,967)	(31,799,793)	(39,129,520)

OVERALL FINANCIAL PERFORMANCE

Three months and year ended December 31, 2021

For the three months and year ended December 31, 2021, general and administrative expenses were $3,817,541 and $15,926,103, respectively, compared to $2,323,347 and $10,058,083 for the comparative periods in the prior year. This represents an increase of $1,494,194 or 64% for the three months ended December 31, 2021, and an increase of $5,868,020 or 58% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. The increase for the three months ended December 31, 2021, is primarily related to investor relations expenses. The increase for the year ended December 31, 2021, is primarily related to one-time professional fees incurred during the period due to litigation and the process leading up to the Company's contested annual general and special meeting of the shareholders held on May 14, 2021.

For the three months and year ended December 31, 2021, external research and development fees were $852,393 and $6,328,104, respectively, compared to $2,456,010 and $7,832,847 for the comparative periods in the prior year. This represents a decrease of $1,603,617, or 65% for the three months ended December 31, 2021, and a decrease of $1,504,743 or 19% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. For the three months ended December 31, 2020, and the year ended December 31, 2020, external research and development fees were incurred for the research and development of PEA, for Phase 2 Safety and Tolerability testing and COVID-19 study that terminated in August 2021.

For the three months and year ended December 31, 2021, share-based payments expense was $341,567 and $7,443,930, respectively, compared to $215,255 and $8,052,011 for the comparative periods in the prior year. This represents an increase of $126,312 or 59% for the three months ended December 31, 2021, and a decrease of $608,081 or 8% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. Share-based payments change based on the variability in the number of options granted, vesting periods of the options, the grant date fair values and share-based bonuses issued.

For the three months and year ended December 31, 2021, depreciation and amortization was $1,107,477 and $4,045,523, respectively, compared to $967,957 and $3,900,458 for the comparative periods in the prior year. This represents an increase of $139,520 or 14% for the three months ended December 31, 2021, and an increase of $145,065 or 4% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. Depreciation and amortization is primarily related to the amortization of intellectual property.

For the three months and year ended December 31, 2021, net loss was $6,347,723 and $35,285,429, respectively, compared to $4,378,271 and $31,799,793 for the three months and year ended December 31, 2020. Net loss for the three months and year ended December 31, 2021, is comprised of net loss from continuing operations of, respectively, $6,163,133 and $33,937,956 and net loss from discontinued operations of, respectively, $184,590 and $1,347,473 compared to net loss from continuing operations for the three months and year ended December 31, 2020 of, respectively, $3,964,147 and $28,452,232 and net loss from discontinued operations of, respectively, $414,124 and $3,347,561.

	As at December 31,
	2021	2020	Change
	$	$	$	%
Cash	35,259,645	17,524,822	17,734,823	101%
Total assets	62,963,117	41,967,205	20,995,912	50%
Total liabilities	8,832,079	5,658,622	3,173,457	56%

The Company concluded the year ended December 31, 2021, with cash of $35,259,645 (December 31, 2020 - $17,524,822).

Three months ended December 31, 2020

For the three months ended December 31, 2020, general and administrative expenses were $2,323,347 compared to $2,413,316 for the comparative period in the prior year. This represents a decrease of $89,969 or 4% for the three months ended December 31, 2020.

For the three months ended December 31, 2020, external research and development fees were $2,456,010 compared to $nil for the three months ended December 31, 2019, representing an increase of $2,456,010 or 100% for the three months ended December 31, 2020. The increase is related to expenses incurred for the research and development of PEA, for Phase 1 and 2 Safety and Tolerability testing, FDA IND Application and COVID-19 study.

For the three months ended December 31, 2020, share-based payments expense was $215,255 compared to $2,885,792 for the three months ended December 31, 2019. This represents decrease of $2,670,537 or 93% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The decrease in share-based payments is due to the variability in the number of options granted, vesting periods of the options, the grant date fair values and one time share-based payments approved by the Board of Directors as compensation in December 2019 of $1,340,929.

For the three months ended December 31, 2020, depreciation and amortization was $967,957 compared to $979,389 for the three months ended December 31, 2019. This represents a decrease of $11,432 or 1% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. Depreciation and amortization is primarily related to the amortization of intellectual property acquired through the acquisition of Prismic on June 29, 2019.

For the three months ended December 31, 2020, net loss was $4,378,271 compared to $12,836,967 for the three months ended December 31, 2019. Net loss for the three months ended December 31, 2020, is comprised of net loss from continuing operations of $3,964,147 and net loss from discontinued operations of $414,124 compared to net loss from continuing operations of $11,523,123 and net loss from discontinued operations of $1,313,844 for the three months ended December 31, 2019.

Year ended December 31, 2020

For the year ended December 31, 2020, general and administrative expenses were $10,058,083 compared to $8,407,427 for the comparative period in the prior year. This represents an increase of $1,650,656 or 20% for the year ended December 31, 2020, primarily related to expanded operations associated with the acquisition of Prismic in June 2019 and higher professional fees and insurance expense as a result of the NASDAQ listing in January 2020.

For the year ended December 31, 2020, external research and development fees were $7,832,847 compared to $nil for the year ended December 31, 2019, representing an increase of $7,832,847 or 100% for the year ended December 31, 2020. The increase is related to expenses incurred for the research and development of PEA, FDA Investigational New Drug Application, Phase 1 Safety and Tolerability testing, Phase 2 clinical trials, and COVID-19 study.

For the year ended December 31, 2020, share-based payments expense was $8,052,011 compared to $12,082,930 for the year ended December 31, 2019. This represents a decrease of $4,030,919 or 33% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The decrease in share-based payments is due to the variability in the number of options granted, vesting periods of the options, the grant date fair values and one-time share-based payments approved by the Board of Directors as compensation.

For the year ended December 31, 2020, depreciation and amortization was $3,900,458 compared to $1,943,048 for the year ended December 31, 2019. This represents an increase of $1,957,410 or 101% for the year ended December 31, 2020, compared to the equivalent period in the prior year. Depreciation and amortization is primarily related to the amortization of intellectual property acquired through the acquisition of Prismic on June 29, 2019.

For the year ended December 31, 2020, net loss was $31,799,793 compared to $39,129,520 for the year ended December 31, 2019. Net loss for the year ended December 31, 2020, is comprised of net loss from continuing operations of $28,452,232 and net loss from discontinued operations of $3,347,561, compared to net loss from continuing operations of $34,080,963 and net loss from discontinued operations of $5,048,557 for the year ended December 31, 2019.

RESULTS OF OPERATIONS

The following table outlines our consolidated statements of loss for three months and years ended December 31, 2021 and 2020:

	Three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Expenses
General and administrative	3,817,541	2,323,347	1,494,194	64%	15,926,103	10,058,083	5,868,020	58%
External research and development fees	852,393	2,456,010	(1,603,617)	-65%	6,328,104	7,832,847	(1,504,743)	-19%
Share-based payments	341,567	215,255	126,312	59%	7,443,930	8,052,011	(608,081)	-8%
Depreciation and amortization	1,107,477	967,957	139,520	14%	4,045,523	3,900,458	145,065	4%
Legal provision	-	59,288	(59,288)	-100%	-	757,829	(757,829)	-100%
Impairment of right-of-use asset	-	-	-	0%	-	89,860	(89,860)	-100%
Total operating expenses	6,118,978	6,021,857	97,121	2%	33,743,660	30,691,088	3,052,572	10%

Loss from continuing operations	(6,118,978)	(6,021,857)	(97,121)	2%	(33,743,660)	(30,691,088)	(3,052,572)	10%

Other income	-	(4)	4	-100%	(1,292)	(3,691)	2,399	-65%
Finance expense	29,205	32,967	(3,762)	-11%	69,404	235,581	(166,177)	-71%
Loss (gain) on settlement of financial liability	-	(420,936)	420,936	-100%	(49,792)	(680,164)	630,372	-93%
Loss (gain) on change in fair value of warrants and derivative liability	(663,400)	(1,254,299)	590,899	-47%	(682,507)	(2,561,456)	1,878,949	-73%
Loss (gain) on changes in fair value of investments	678,350	(415,438)	1,093,788	-263%	858,483	770,874	87,609	11%
Net loss from continuing operations	(6,163,133)	(3,964,147)	(2,198,986)	55%	(33,937,956)	(28,452,232)	(5,485,724)	19%

Net loss from discontinued operations	(184,590)	(414,124)	229,534	-55%	(1,347,473)	(3,347,561)	2,000,088	-60%
Net loss	(6,347,723)	(4,378,271)	(1,969,452)	45%	(35,285,429)	(31,799,793)	(3,485,636)	11%

REVIEW OF OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2021 AND 2020

General and administrative

General and administrative expenses for the three months and years ended December 31, 2021 and 2020 are comprised of:

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Professional fees	1,257,870	498,295	759,575	152%	6,256,165	2,734,123	3,522,042	129%
General office, insurance and administration expenditures	905,404	897,745	7,659	1%	3,479,801	3,616,159	(136,358)	-4%
Consulting fees	186,119	435,090	(248,971)	-57%	2,196,812	1,775,269	421,543	24%
Salaries, wages and benefits	686,001	973,125	(287,124)	-30%	2,856,887	2,656,162	200,725	8%
Investor relations	948,669	54,630	894,039	1637%	1,642,653	541,944	1,100,709	203%
Building and facility costs	46,805	232,766	(185,961)	-80%	759,590	586,926	172,664	29%
Foreign exchange gain (loss)	(12,299)	(312,856)	300,557	-96%	146,587	(186,959)	333,546	-178%
	4,018,569	2,778,795	1,239,774	45%	17,338,495	11,723,624	5,614,871	48%
Allocated to:
Continuing operations	3,817,541	2,323,347	1,494,194	64%	15,926,103	10,058,083	5,868,020	58%
Discontinued operations	201,028	455,448	(254,420)	-56%	1,412,392	1,665,541	(253,149)	-15%

Professional fees

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Professional fees	1,257,870	498,295	759,575	152%	6,256,165	2,734,123	3,522,042	129%

Professional fees increased from $498,295 to $1,257,870 or 152% and increased from $2,734,123 to $6,256,165 or 129% for, respectively, the three months and year ended December 31, 2021, compared to the equivalent periods in the prior year. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes. For the year ended December 31, 2021, the increase is primarily due to litigation and the Company’s contested annual general and special shareholders meeting held on May 14, 2021.

General office, insurance and administration expenditures

General office, insurance and administration expenditures for the three months and years ended December 31, 2021 and 2020 are comprised of the following:

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%

Insurance, shareholders and public company costs	561,519	360,125	201,394	56%	2,678,906	2,048,726	630,180	31%
Travel, meals and entertainment	70,844	211,816	(140,972)	-67%	212,496	608,876	(396,380)	-65%
Office and general administrative	273,041	325,804	(52,763)	-16%	588,399	958,557	(370,158)	-39%
General office, insurance and administration expenditures	905,404	897,745	7,659	1%	3,479,801	3,616,159	(136,358)	-4%

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs increased from $360,125 to $561,519 or 56% and increased from $2,048,726 to $2,678,906 or 31% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. These costs primarily consist of insurance and other related expenditures associated with being a publicly-listed Company on the NASDAQ. The primary reason for the increase for the year ended December 31, 2021, compared to the equivalent periods in the prior year is due to an increase in the cost of director and officers' insurance.

Travel, meals and entertainment

Travel, meals and entertainment expenses decreased from $211,816 to $70,844 or 67% and decreased from $608,876 to $212,496 or 65% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Travel, meals and entertainment expenses fluctuate from period to period based on the nature of the transactions the Company undertakes.

Office and general administrative

Office and general administrative expenses decreased from $325,804 to $273,041 or 16% and decreased from $958,557 to $588,399 or 39% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Office and general administrative expenses may vary from period to period based on operational activities.

Consulting fees

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Consulting fees	186,119	435,090	(248,971)	-57%	2,196,812	1,775,269	421,543	24%

Consulting fees decreased from $435,090 to $186,119 or 57% and increased $1,775,269 to $2,196,812 or 24% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Salaries, wages and benefits	686,001	973,125	(287,124)	-30%	2,856,887	2,656,162	200,725	8%

Salaries, wages and benefits expenses decreased from $973,125 to $686,001 or 30% and increased from $2,656,162 to $2,856,887 or 8% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The decrease is primarily due to reduced headcount for the three months ended December 31, 2021, compared to the three months ended December 31, 2020. The increase for the year ended December 31, 2021, is primarily due to expenses incurred in connection with the termination of employment of employees during the period and employer health tax offset by lower headcount.

Investor relations

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Investor relations	948,669	54,630	894,039	1637%	1,642,653	541,944	1,100,709	203%

Investor relations expenses increased from $54,630 to $948,669 or 1637% and increased from $541,944 to $1,642,653 or 203% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The increase is primarily related to higher spending on investor relations and marketing during the three months and year ended December 31, 2021.

Building and facility costs

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Building and facility costs	46,805	232,766	(185,961)	-80%	759,590	586,926	172,664	29%

Building and facility costs decreased from $232,766 to $48,805 or 80% and increased from $586,926 to $759,590 or 29% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. Such costs include property taxes, security services, repairs and maintenance expenditures and utilities. The decrease in the three months ended December 31, 2021, compared to the equivalent period in the prior year is due to costs incurred in the prior year related to restoration of the Heritage Building located on the Facility property. The increase for the year ended December 31, 2021, compared to the equivalent period in the prior year is primarily due to environmental land studies of the Facility Property incurred in preparation for sale.

Foreign exchange gain (loss)

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Foreign exchange gain (loss)	(12,299)	(312,856)	300,557	-96%	146,587	(186,959)	333,546	-178%

Foreign exchange gain (loss) decreased from a loss of $312,856 and $186,959 to a loss of $12,299 and a gain of $146,587 for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The primary reason for the foreign exchange change was due to the strengthening of the Canadian dollar relative to the US dollar and its impact on cash balances denominated in the Canadian dollar.

External research and development fees

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
External research and development fees	852,393	2,456,010	(1,603,617)	-65%	6,328,104	7,832,847	(1,504,743)	-19%

External research and development fees decreased from $2,456,010 to $852,393 or 65% and decreased from $7,832,847 to $6,328,104 or 19% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. For the three months ended December 31, 2020, and the year ended December 31, 2020, external research and development fees were incurred for the research and development of PEA, for Phase 2 Safety and Tolerability testing and COVID-19 study that terminated in August 2021.

Share-based payments

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Share-based payments	341,567	215,255	126,312	59%	7,443,930	8,052,011	(608,081)	-8%

Share-based payments increased from $215,255 to $341,567 and decreased from $8,052,011 to $7,443,930 for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. This represents an increase of $126,312, or 59%. for the three months ended December 31, 2021, and a decrease of $608,081 or 8% for the year ended December 31, 2021, compared to the equivalent periods in the prior year. Share-based payments change based on the variability in the number of options granted, vesting periods of the options, the grant date fair values and share-based bonuses.

Depreciation and amortization

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
Depreciation and amortization	1,107,477	967,957	139,520	14%	4,045,523	3,900,458	145,065	4%

Depreciation and amortization increased from $967,957 to $1,107,477 or 14% and increased from $3,900,458 to $4,045,523 or 4% for the three months and year ended December 31, 2021, respectively, compared to the equivalent periods in the prior year. The increase is primarily due to additions from the acquisition of Lucid during the period. Depreciation and amortization is primarily related to the intellectual property.

Finance expense

For the three months and year ended December 31, 2021, finance expense was $29,205 and $69,404 compared to $32,967 and $235,581, respectively, for the three months and year ended December 31, 2020. Finance expense is primarily comprised of interest on notes payable assumed on acquisition of Prismic Pharmaceuticals in June 2019. The Company settled a certain balance of notes payable, resulting in lower finance expense for the three months and year ended December 31, 2021, compared to the equivalent periods in the prior year.

Loss (gain) on settlement of financial liability

For the three months and year ended December 31, 2021, the Company recognized a gain on settlement of financial liabilities of $nil and $49,792, compared to $420,936 and $680,164, respectively for the three months and year ended December 31, 2020. The gain recognized is primarily due to the settlement of Prismic notes payable and trade and other payables for Class B shares and cash. The difference between the carrying value of the notes payable and trade and other liabilities and the consideration given was recorded as gain on settlement.

Loss (gain) on change in fair value of warrants and derivative liability

In August 2020, the Company issued warrants as part of a private placement that did not meet the IFRS definition of equity due to the exercise price being denominated in United States Dollar, which was not the functional currency of the Company at the time resulting in a variability in exercise price. As such, the warrants were recognized as a derivative liability with a fair value of $3,289,069 at the time of issuance.

The fair value of the warrants liability as at December 31, 2020 was $1,447,910. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.56, risk-free interest rate of 0.33% and annualized volatility of 117%. The Company recognized a gain on change in fair value of $1,927,041 for the year ended December 31, 2020.

The fair value of the warrants liability as at December 31, 2021, was $765,403 resulting in a gain on change in fair value of $682,507 for the year ended December 31, 2021. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.02, risk-free interest rate of 1.22% and annualized volatility of 120%. The Company recognized a gain on change in fair value of $663,400 and $682,507 for the three months and year ended December 31, 2021.

As at December 31, 2019, the fair value of the derivative liability was $1,990,788. The fair value was determined based on the additional common shares of the Company required to be issued to Solarvest BioEnergy Inc. ("Solarvest") to meet the minimum liquidation value of $2,256,900. On February 4, 2020, the Company issued 225,371 Class B subordinate voting shares to Solarvest as settlement of the derivative liability. The fair value of the shares issued was determined to be $1,356,373. The Company recognized a gain of $634,415 on settlement of the derivative liability.

Loss (gain) on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of loss/gain as the fair value fluctuates.

		Balance at	Change in fair value	Balance at
Entity	Instrument	December 31, 2020	through profit or loss	December 31, 2021
		$	$	$
True Pharma Strip Inc.	Shares	-	197	197
HUGE Shops	Shares	600,433	(442,673)	157,760
SciCann Therapeutics	Shares	195,679	(195,600)	79
Solarvest BioEnergy Inc.	Shares	447,678	(80,886)	366,792
Solarvest BioEnergy Inc.	Warrants	74,813	(74,813)	-
Solarvest BioEnergy Inc.	Convertible debenture	358,142	(64,708)	293,434
		1,676,745	(858,483)	818,262
			Current	158,036
			Non-Current	660,226
				818,262

REVIEW OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

The following table outlines our consolidated statements of loss for the years ended December 31, 2020 and 2019:

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Expenses
General and administrative	10,058,083	8,407,427	1,650,656	20%
External research and development fees	7,832,847	-	7,832,847	100%
Share-based payments	8,052,011	12,082,930	(4,030,919)	-33%
Depreciation and amortization	3,900,458	1,943,048	1,957,410	101%
Legal provision	757,829	-	757,829	100%
Impairment of right-of-use asset	89,860	50,888	38,972	77%
Total operating expenses	30,691,088	22,484,293	8,206,795	37%

Loss from continuing operations	(30,691,088)	(22,484,293)	(8,206,795)	37%

Other income	(3,691)	(40,454)	36,763	-91%
Finance expense	235,581	155,316	80,265	52%
Loss (gain) on settlement of financial liability	(680,164)	18,665	(698,829)	-3744%
Loss (gain) on change in fair value of
warrants and derivative liability	(2,561,456)	2,684,436	(5,245,892)	-195%
Loss on changes in fair value of investments	770,874	8,778,707	(8,007,833)	-91%
Net loss from continuing operations	(28,452,232)	(34,080,963)	5,628,731	-17%

Net loss from discontinued operations	(3,347,561)	(5,048,557)	1,700,996	-34%
Net loss	(31,799,793)	(39,129,520)	7,329,727	-19%

Other comprehensive loss
Items that may be subsequently reclassified to income:
Exchange loss on translation of foreign operations	292,573	(84,776)	377,349	-445%
Comprehensive loss	(31,507,220)	(39,214,296)	7,707,076	-20%

General and administrative

General and administrative expenses for the years ended December 31, 2020 and 2019 are comprised of:

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Professional fees	2,734,123	3,101,136	(367,013)	-12%
General office, insurance and administration expenditures	3,616,159	1,742,550	1,873,609	108%
Consulting fees	1,775,269	1,675,258	100,011	6%
Salaries, wages and benefits	2,656,162	1,705,696	950,466	56%
Investor relations	541,944	2,241,275	(1,699,331)	-76%
Building and facility costs	586,926	676,798	(89,872)	-13%
Foreign exchange gain	(186,959)	-	(186,959)	100%
	11,723,624	11,142,713	580,911	5%
Allocated to:
Continuing operations	10,058,083	8,407,427	1,650,656	20%
Discontinued operations	1,665,541	2,735,286	(1,069,745)	-39%

Professional fees
	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Professional fees	2,734,123	3,101,136	(367,013)	-12%

Professional fees decreased from $3,101,136 to $2,734,123 or 12% for the year ended December 31, 2020, compared to the equivalent period in the prior year. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes.

General office, insurance and administration expenditures

General office, insurance and administration expenditures for the year ended December 31, 2020 and 2019 are comprised of the following:

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Insurance, shareholders and public company costs	2,048,726	579,056	1,469,670	254%
Travel, meals and entertainment	608,876	750,642	(141,766)	-19%
Office and general administrative	958,557	412,852	545,705	132%
General office, insurance and administration expenditures	3,616,159	1,742,550	1,873,609	108%

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs increased from $579,056 to $2,048,726 or 254% for the year ended December 31, 2020, compared to the equivalent periods in the prior year. The increase is primarily due to higher insurance costs associated with being a NASDAQ listed entity as of January 9, 2020.

Travel, meals and entertainment

Travel, meals and entertainment expenses decreased from $750,642 to $608,876 or 19% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The decrease is primarily due to the impact of travel restrictions related to COVID-19 in 2020.

Office and general administrative

Office and general administrative expenses increased from $412,852 to $958,557 or 132% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The increase for the year ended December 31, 2020, compared to the equivalent period in the prior year is related to the acquisition of Prismic and growth of the bioscience operations and administrative costs incurred related to the research and development of PEA and clinical trials.

Consulting fees

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Consulting fees	1,775,269	1,675,258	100,011	6%

Consulting fees increased from $1,675,258 to $1,775,269 or 6% for the year ended December 31, 2020, compared to the equivalent period in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Salaries, wages and benefits	2,656,162	1,705,696	950,466	56%

Salaries, wages and benefits expenses increased from $1,705,696 to $2,656,162 or 56% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The increase is primarily due to key management personnel hired as full-time salaried employees during the year-ended December 31, 2020.

Investor relations

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Investor relations	541,944	2,241,275	(1,699,331)	-76%

Investor relations expenses decreased from $2,241,275 to $541,944 or 76% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The decrease is primarily related to lower spending on investor relations and marketing during the year ended December 31, 2020.

Building and facility costs

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Building and facility costs	586,926	676,798	(89,872)	-13%

Building and facility costs decreased from $676,798 to $586,926 or 13% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The decrease is primarily related to the discontinued operations of FV Pharma. Costs include property taxes, security services, repairs and maintenance expenditures and utilities.

Foreign exchange gain

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Foreign exchange gain	(186,959)	-	(186,959)	100%

Foreign exchange gain increased from $nil to $186,959 or 100% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The primary reason for the foreign exchange gain was due to the increase in strength of the Canadian dollar relative to the US dollar and its impact on cash balances held in Canadian dollars.

External research and development fees

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
External research and development fees	7,832,847	-	7,832,847	100%

External research and development fees increased from $nil to $7,832,847 or 100% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The increase is related to expenses incurred for the research and development of PEA, FDA Investigational New Drug Application, Phase 1 Safety and Tolerability testing, Phase 2 clinical trials, and COVID-19 study.

Share-based payments

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Share-based payments	8,052,011	12,082,930	(4,030,919)	-33%

Share-based payments decreased from $12,082,930 to $8,052,011 or 33% for the year ended December 31, 2020, compared to the equivalent period in the prior year. The decrease in share-based payments is due to the variability in the number of options granted, vesting periods of the options, the grant date fair values and one-time share-based payments approved by the Board of Directors as compensation during 2019.

Depreciation and amortization

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Depreciation and amortization	3,900,458	1,943,048	1,957,410	101%

Depreciation and amortization increased from $1,943,048 to $3,900,458 or 101% for the year ended December 31, 2020, compared to the equivalent period in the prior year. Depreciation and amortization is primarily related to the amortization of intellectual property acquired through the acquisition of Prismic on June 29, 2019.

Impairment of right-of-use asset

	For the year ended December 31,
	2020	2019	Change
	$	$	$	%
Impairment of right-of-use asset	89,860	50,888	38,972	77%

For the year ended December 31, 2020, impairment of right-of-use asset was $89,860 compared to $50,888 for the year ended December 31, 2019. The increase is due to the impairment of the right-of-use asset related to an office lease. As of March 31, 2020, the Company did not occupy the leased premise and has been unsuccessful in subleasing the space. The Company recognized an impairment loss of $89,860 for the year ended December 31, 2020, resulting in right-of-use asset balance of $nil.

Finance expense

For the year ended December 31, 2020, finance expense was $235,581, compared to $155,316 for the year ended December 31, 2019. Finance expense is primarily comprised of interest on notes payable assumed on acquisition of Prismic Pharmaceuticals in June 2019. The increase for the year ended December 31, 2020, compared to the equivalent period in the prior year is due to twelve months of interest recorded in 2020 compared to six months in 2019.

Loss (gain) on settlement of financial liability

For the year ended December 31, 2020, the Company recognized a gain on settlement of financial liabilities of $680,164 compared to a loss on settlement of financial liabilities of $18,665 for the year ended December 31, 2019. The gain recognized during the year-ended December 31, 2020, is primarily due to the settlement of Prismic notes payable and trade and other payables for Class B shares and cash. The difference between the carrying value of the notes payable and trade and other liabilities and the consideration given was recorded as gain on settlement.

Loss (gain) on change in fair value of warrants and derivative liability

As at December 31, 2019, the fair value of the derivative liability was $1,990,788. The fair value was determined based on the additional common shares of the Company required to be issued to Solarvest BioEnergy Inc. ("Solarvest") to meet the minimum liquidation value of $2,256,900. On February 4, 2020, the Company issued 225,371 Class B subordinate voting shares to Solarvest as settlement of the derivative liability. The fair value of the shares issued was determined to be $1,356,373. The Company recognized a gain of $634,415 on settlement of the derivative liability.

In August of 2020 the Company issued warrants as part of a private placement that did not meet the IFRS definition of equity due to the exercise price being denominated in United States Dollar, which was not the functional currency of the Company at the time resulting in a variability in exercise price. As such, the warrants were recognized as a derivative liability with a fair value of $3,289,069 at the time of issuance. The derivative liability was remeasured at fair value of $1,447,910 on December 31, 2020. The Company recognized a gain on change in fair value of $1,927,041 for the year ended December 31, 2020.

Loss on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of loss/gain as the fair value fluctuates. The table below summarizes the change in fair value of these investments during the year.

		Balance at	Change in fair	Foreign		Balance at
		December 31,	value through	exchange	Proceeds	December
Entity	Instrument	2019	profit or loss	gain	from sale	31, 2020
		$	$	$	$	$
Pharmadrug Inc.	Shares	255,075	397,006	-	652,081	-
Cannara Biotech Inc.	Shares	6,822,637	(997,208)	-	5,825,429	-
Clover Cannastrip	Shares	-	-	-	-	-
HUGE Shops	Shares	572,401	7,674	20,358	-	600,433
SciCann Therapeutics	Shares	535,824	(354,910)	14,765	-	195,679
Solarvest BioEnergy Inc.	Shares	327,251	106,380	14,047	-	447,678
Solarvest BioEnergy Inc.	Warrants	87,756	(14,920)	1,977	-	74,813
Solarvest BioEnergy Inc.	Convertible debenture	261,800	85,104	11,238	-	358,142
		8,862,744	(770,874)	62,385	6,477,510	1,676,745

REVIEW OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2020 AND 2019

The following table outlines our consolidated statements of loss for three months ended December 31, 2020 and 2019:

	Three months ended December 31,
	2020	2019	Change
	$	$	$	%
Expenses
General and administrative	2,323,347	2,413,316	(89,969)	-4%
External research and development fees	2,456,010	-	2,456,010	100%
Share-based payments	215,255	2,885,792	(2,670,537)	-93%
Depreciation and amortization	967,957	979,389	(11,432)	-1%
Legal provision	59,288	-	59,288	100%
Impairment of right-of-use asset	-	50,888	(50,888)	-100%
Total operating expenses	6,021,857	6,329,385	(307,528)	-5%

Loss from continuing operations	(6,021,857)	(6,329,385)	307,528	-5%

Other income	(4)	(38,084)	38,080	-100%
Finance expense	32,967	83,199	(50,232)	-60%
Loss (gain) on settlement of financial liability	(420,936)	18,665	(439,601)	-2355%
Loss (gain) on change in fair value of warrants and derivative liability	(1,254,299)	335,728	(1,590,027)	-474%
Loss on changes in fair value of investments	(415,438)	4,794,230	(5,209,668)	-109%
Net loss from continuing operations	(3,964,147)	(11,523,123)	7,558,976	-66%

Net loss from discontinued operations	(414,124)	(1,313,844)	899,720	-68%
Net loss	(4,378,271)	(12,836,967)	8,458,696	-66%

Other comprehensive loss
Items that may be subsequently reclassified to income:
Exchange loss on translation of foreign operations	(105,610)	(268,950)	163,340	-61%
Comprehensive loss	(4,483,881)	(13,105,917)	8,622,036	-66%

General and administrative

General and administrative expenses for the three months December 31, 2020 and 2019 are comprised of:

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Professional fees	498,295	953,062	(454,767)	-48%
General office, insurance and administration expenditures	897,745	436,172	461,573	106%
Consulting fees	435,090	445,065	(9,975)	-2%
Salaries, wages and benefits	973,125	293,488	679,637	232%
Investor relations	54,630	393,236	(338,606)	-86%
Building and facility costs	232,766	34,204	198,562	581%
Foreign exchange gain	(312,856)	-	(312,856)	100%
	2,778,795	2,555,227	223,568	9%
Allocated to:
Continuing operations	2,323,347	2,413,316	(89,969)	-4%
Discontinued operations	455,448	141,911	313,537	221%

Professional fees

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Professional fees	498,295	953,062	(454,767)	-48%

Professional fees decreased from $953,062 to $498,295 or 48% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The decrease is primarily related to costs incurred during the three months ended December 31, 2019, associated with the NASDAQ listing. Professional fees fluctuate from period to period based on the nature of the transactions the Company undertakes.

General office, insurance and administration expenditures

General office, insurance and administration expenditures for the three months December 31, 2020 and 2019 are comprised of the following:

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Insurance, shareholders and public company costs	360,126	303,514	56,612	19%
Travel, meals and entertainment	211,816	344,894	(133,078)	-39%
Office and general administrative	325,803	(212,236)	538,039	-254%
General office, insurance and administration expenditures	897,745	436,172	461,573	106%

Insurance, shareholders and public company costs

Insurance, shareholders and public company costs increased from $303,514 to $360,126 or 19% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The increase is primarily due to higher insurance costs associated with being a NASDAQ listed entity as of January 9, 2020.

Travel, meals and entertainment

Travel, meals and entertainment expenses decreased from $344,894 to $211,816 or 39% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The decrease is primarily due to the impact of travel restrictions related to COVID-19 in 2020.

Office and general administrative

Office and general administrative expenses are related to expenditures for continued operations. The increase for the three months ended December 31, 2020, compared to the equivalent period in the prior year is related to the growth of the bioscience operations and administrative costs incurred related to the research and development of PEA and clinical trials as the Company is focused on the growth of the operations.

Consulting fees

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Consulting fees	435,090	445,065	(9,975)	-2%

Consulting fees decreased from $445,065 to $435,090 or 2% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Salaries, wages and benefits	973,125	293,488	679,637	232%

Salaries, wages and benefits expenses increased from $293,488 to $973,125 or 232% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The increase is primarily due to key management hired as salaried employees in January 2020 and severance expense recorded during the three months ended December 31, 2020.

Investor relations

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Investor relations	54,630	393,236	(338,606)	-86%

Investor relations expenses decreased from $393,236 to $54,630 or 86% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The decrease is primarily related to lower spending on investor relations and marketing during the three months ended December 31, 2020.

Building and facility costs

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Building and facility costs	232,766	34,204	198,562	581%

Building and facility costs increased from $34,204 to a $232,766 or 581% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. Such costs include property taxes, security services, repairs and maintenance expenditures and utilities. The increase for the three months ended December 31, 2020, compared to the equivalent period in the prior year is due these costs being recognized as an expense, whereas certain costs were capitalized to biological assets and inventory production in the prior period.

Foreign exchange gain

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Foreign exchange gain	(312,856)	-	(312,856)	100%

Foreign exchange gain increased from $nil to $312,856 or 100% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The primary reason for the foreign exchange gain was due to the increase in strength of the Canadian dollar relative to the US dollar and its impact on cash balances held in Canadian dollars.

External research and development fees

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
External research and development fees	2,456,010	-	2,456,010	100%

External research and development fees increased from $nil to $2,456,010 or 100% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The increase is related to expenses incurred for the research and development of PEA, FDA Investigational New Drug Application, Phase 1 Safety and Tolerability testing, Phase 2 clinical trials, and COVID-19 study.

Share-based payments

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Share-based payments	215,255	2,885,792	(2,670,537)	-93%

Share-based payments decreased from $2,885,792 to $215,255 or 93% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The decrease in share-based payments is due to the variability in the number of options granted, vesting periods of the options, the grant date fair values and one-time share-based payments approved by the Board of Directors as compensation for the three months ended December 31, 2019.

Depreciation and amortization

	For the three months ended December 31,
	2020	2019	Change
	$	$	$	%
Depreciation and amortization	967,957	979,389	(11,432)	-1%

Depreciation and amortization decreased from $979,389 to $967,957 or 1% for the three months ended December 31, 2020, compared to the equivalent period in the prior year. Depreciation and amortization is primarily related to the intellectual property recognized on the acquisition of Prismic on June 29, 2019.

Finance expense

For the three months ended December 31, 2020, finance expense was $32,967 compared to $83,199 for the three months ended December 31, 2019. Finance expense is primarily comprised of interest on notes payable assumed on acquisition of Prismic Pharmaceuticals in June 2019. During the year ended December 31, 2020, the Company has settled a significant balance of notes payable, resulting in lower finance expense for the three months ended December 31, 2020, compared to the equivalent period in the prior year.

Loss (gain) on settlement of financial liability

For the three months ended December 31, 2020, the gain on settlement of financial liability was $420,936. The gain recognized during the three months ended December 31, 2020, is primarily due to the settlement of Prismic notes payable and trade and other payables. The difference between the carrying value of the notes payable and trade and other liabilities and the consideration given was recorded as a gain on settlement.

Loss (gain) on change in fair value of warrants and derivative liability

In August of 2020 the Company issued warrants as part of a private placement that did not meet the IFRS definition of equity due to the exercise price being denominated in United States Dollar, which was not the functional currency of the Company at the time resulting in a variability in exercise price. As such, the warrants were recognized as a derivative liability with a fair value of $3,289,069 at the time of issuance. The derivative liability was remeasured at fair value of $1,447,910 on December 31, 2020, resulting in a gain on change in fair value of $1,254,299 for the three months ended December 31, 2020.

For the three months ended December 31, 2019, loss on change in fair value of derivative liability is related to investments in Pharmadrug Inc. and Solarvest BioEnergy Inc. Both investments were acquired by issuing equity instruments in the Company and the investment agreements guaranteed a minimum value of the Company's equity to Pharmadrug Inc. and Solarvest BioEnergy Inc. resulting in recognition of derivative liability under IFRS. This expense represents change in the derivative liability from date of initial measurements to December 31, 2019. These investments were acquired during the year ended December 31, 2019.

Loss (gain) on changes in fair value of investments

The Company has various investments accounted for at fair value through profit or loss resulting in recognition of loss/gain as the fair value fluctuates.

REVIEW OF DISCONTINUED OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2021 AND 2020

The following table outlines our net loss from discontinued operations for the three months and years ended December 31, 2021 and 2020:

	For the three months ended		For the year ended
	December 31,		December 31,
	2021	2020	2021	2020
	$	$	$	$
Revenue	-	-	-	14,514
Cost of revenue	-	-	-	1,032,010
Gross loss before fair value adjustments	-	-	-	(1,017,496)
Fair value adjustments on inventory sold	-	-	-	(945)
Unrealized loss (gain) on changes in fair value of biological assets	-	-	-	166,886
Gross loss	-	-	-	(1,183,437)

Expenses
General and administrative	201,028	455,448	1,412,392	1,665,541
Depreciation and amortization	-	-	-	90,340
Impairment of equipment	-	-	-	387,474
Total operating expenses	201,028	455,448	1,412,392	2,143,355

Loss from discontinued operations	(201,028)	(455,448)	(1,412,392)	(3,326,792)

Other income	(16,438)	(41,326)	(64,919)	(79,568)
Loss on sale of equipment	-	-	-	100,337
Net loss from discontinued operations	(184,590)	(414,122)	(1,347,473)	(3,347,561)

Revenue

Revenue was $nil and $nil from discontinued operations for the three months and years December 31, 2021, compared to $nil and $14,514, for the equivalent period in the prior year, respectively. The decrease is due to the Company discontinuing its cannabis operations.

Cost of revenue

For the three months and year ended December 31, 2021, cost of revenue from discontinued operations was $nil and $nil compared to $nil and $1,032,010, for the equivalent periods in the prior year, respectively. The decrease for the year ended December 31, 2021, compared to the equivalent period in the prior year is primarily due to FV Pharma forfeiting its licenses and ceasing all operations at the end of July 2020 and discontinuing the sale of cannabis. Cost of revenue includes the cost of inventory sold, production costs expensed and impairment charges. Direct and indirect production costs include labor, processing, testing, packaging, quality assurance, security, inventory, shipping, depreciation of production equipment, production management and other related expenses.

Unrealized loss on changes in fair value of biological assets

Unrealized loss on change in fair value of biological assets for the three months and year ended December 31, 2021, was $nil and $nil compared to $nil and $166,886, for the equivalent period in the prior year, respectively. As of December 31, 2021, the Company did not have any biological assets.

General and administrative

	For the three months ended December 31,				For the year ended December 31,
	2021	2020	Change		2021	2020	Change
	$	$	$	%	$	$	$	%
General office and administration	94,852	121,675	(26,823)	-22%	324,969	566,816	(241,847)	-43%
Salaries, wages and benefits	59,371	101,006	(41,635)	-41%	327,833	511,799	(183,966)	-36%
Building and facility costs	46,805	232,767	(185,962)	-80%	759,590	586,926	172,664	29%
	201,028	455,448	(254,420)	-56%	1,412,392	1,665,541	(253,149)	-15%

General and administrative expenses from discontinued operations decreased from $455,448 to $201,028 and decreased from $1,665,541 to $1,412,392 for the three months and year ended December 31, 2021, respectively, compared to the equivalent period in the prior year. The decrease for the three months and year ended December 31, 2021, compared to the three months and year ended December 31, 2020, is due to FV Pharma creasing all activities.

Depreciation and amortization

Depreciation and amortization from discontinued operations for the three months and year ended December 31, 2021, was $nil and $nil compared to $nil and $90,340, for the equivalent periods in the prior year, respectively. Depreciation and amortization expense decreased as the Company ceased depreciation of these assets upon recognition as being held for sale in March 2020.

REVIEW OF DISCONTINUED OPERATIONS FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2020 AND 2019

The following table outlines our net loss from discontinued operations for the three months and years ended December 31, 2020 and 2019:

	For the three months ended		For the year ended
	December 31,		December 31,
	2020	2019	2020	2019
	$	$	$	$
Revenue	-	193,049	14,514	193,416

Cost of revenue	-	834,422	1,032,010	1,473,839
Gross loss before fair value adjustments	-	(641,373)	(1,017,496)	(1,280,423)
Fair value adjustments on inventory sold	-	16,738	(945)	16,738
Unrealized loss on changes in fair value of biological assets	-	281,548	166,886	513,625
Gross loss	-	(939,659)	(1,183,437)	(1,810,786)

Expenses
General and administrative	455,448	141,911	1,665,541	2,735,286
Depreciation and amortization	-	119,256	90,340	424,199
Impairment of property, plant and equipment	-	132,273	387,474	132,273
Total operating expenses	455,448	393,440	2,143,355	3,291,758

Loss from discontinued operations	(455,448)	(1,333,099)	(3,326,792)	(5,102,544)

Other income	(41,326)	(19,255)	(79,568)	(53,987)
Loss on sale of equipment	-	-	100,337	-
Net loss from discontinued operations	(414,122)	(1,313,844)	(3,347,561)	(5,048,557)

Revenue

Revenue was $nil and $14,514 from discontinued operations for the three months and year ended December 31, 2020, compared to $193,049 and $193,416 for the equivalent periods in the prior year. The decrease is due to the Company discontinuing its cannabis operations.

Cost of revenue

For the three months and year ended December 31, 2020, cost of revenue from discontinued operations was $nil and $1,032,010, respectively, compared to $834,422 and $1,473,839 for the three months and year ended December 31, 2019. The decrease for the three months and year ended December 31, 2020, compared to the equivalent periods in the prior year is primarily due to FV Pharma forfeiting its licenses and ceasing all operations at the end of July 2020 and discontinuing the sale of cannabis. Cost of revenue includes the cost of inventory sold, production costs expensed and impairment charges. Direct and indirect production costs include labor, processing, testing, packaging, quality assurance, security, inventory, shipping, depreciation of production equipment, production management and other related expenses.

Unrealized loss on changes in fair value of biological assets

Unrealized loss on change in fair value of biological assets for the three months and year ended December 31, 2020, was $nil and $166,886 compared to the loss from change in fair value of biological assets for the three months and year ended December 31, 2019, of $281,548 and $513,625. As of December 31, 2020, the Company did not have any biological assets.

General and administrative

	For the three months ended December 31,				For the year ended December 31,
	2020	2019	Change		2020	2019	Change
	$	$	$	%	$	$	$	%
General office and administration	121,675	(87,649)	209,324	-239%	566,816	529,509	37,307	7%
Salaries, wages and benefits	101,006	195,356	(94,350)	-48%	511,799	1,528,979	(1,017,180)	-67%
Building and facility costs	232,767	34,204	198,563	581%	586,926	676,798	(89,872)	-13%
	455,448	141,911	313,537	221%	1,665,541	2,735,286	(1,069,745)	-39%

General and administrative expenses from discontinued operations increased from $141,911 to $455,448 for the three months ended December 31, 2020, compared to the equivalent period in the prior year. The increase is primarily due to the discontinuance of operations and building and facility expenses that were recognized as general and administrative expenses for the three months ended December 31, 2020, whereas such costs were allocated and capitalized to the production of the biological assets and inventory for the equivalent period in the prior year. General and administrative expenses decreased from $2,735,286 to $1,665,541 for the year ended December 31, 2020, compared to the equivalent period in the prior year. The decrease was due to the Company discontinuing operations in March of 2020.

Depreciation and amortization

Depreciation and amortization from discontinued operations for the three months and year ended December 31, 2020, was $nil and $90,340 compared to $119,256 and $424,199 for the equivalent periods in the prior year. Depreciation and amortization expense decreased as the Company stopped depreciating these assets upon recognition as being held for sale in March of 2020.

Impairment of property, plant and equipment

Impairment of property, plant and equipment from discontinued operations for the three months and year ended December 31, 2020, was $nil and $387,474 compared to $132,273 and $132,273 for the equivalent periods in the prior year. Impairment charges related to the carrying value of certain items of equipment being greater than their recoverable amount.

Loss on sale of equipment

During the year ended December 31, 2020, FV Pharma sold equipment and recognized a loss of $100,337 as a result of the proceeds from sale being less than the carrying value of the equipment.

SELECTED QUARTERLY INFORMATION

The following table sets forth selected unaudited quarterly statements of operations data for each of the twelve quarters commencing January 1, 2019 and ended December 31, 2021. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements for the year ended December 31, 2021. This data should be read in conjunction with our audited annual financial statements for the year ended December 31, 2021. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021	2020	2020	2020	2020	2019	2019	2019	2019
	$	$	$	$	$	$	$	$	$	$	$	$
Other income (loss)	-	-	-	(1,292)	4	(23,166)	13,251	13,602	42,824	(2,370)	-	-
Net loss for the period	(6,347,723)	(5,790,925)	(13,207,327)	(9,939,454)	(4,378,271)	(13,567,266)	(4,492,484)	(9,361,772)	(12,836,967)	(12,760,518)	(11,803,787)	(1,728,248)
Net loss per share - basic	(0.16)	(0.16)	(0.37)	(0.37)	(0.24)	(1.07)	(0.49)	(1.15)	(1.63)	(1.69)	(1.68)	(0.25)
Net loss per share - diluted	(0.16)	(0.16)	(0.37)	(0.37)	(0.24)	(1.07)	(0.49)	(1.15)	(1.63)	(1.69)	(1.68)	(0.25)

FINANCIAL POSITION - DECEMBER 31, 2021 and 2020

	As at	As at
	December 31,	December 31,	Change
	2021	2020	$	%
ASSETS
Current assets
Cash	35,259,645	17,524,822	17,734,823	101%
Other receivables	500,964	161,342	339,622	210%
Prepaid expenses and deposits	1,366,421	569,401	797,020	140%
Investments	158,036	-	158,036	100%
	37,285,066	18,255,565	19,029,501	104%
Assets held for sale	8,647,779	8,610,504	37,275	0%
	45,932,845	26,866,069	19,066,776	71%

Non-current assets
Investments	660,226	1,676,745	(1,016,519)	-61%
Right-of-use asset, net	168,307	-	168,307	100%
Intangible assets, net	16,201,739	13,424,391	2,777,348	21%
	17,030,272	15,101,136	1,929,136	13%
Total assets	62,963,117	41,967,205	20,995,912	50%

LIABILITIES
Current liabilities
Trade and other payables	7,510,771	3,700,103	3,810,668	103%
Lease obligations	124,311	46,842	77,469	165%
Warrants liability	765,403	1,447,910	(682,507)	-47%
Notes payable	300,549	384,647	(84,098)	-22%
	8,701,034	5,579,502	3,121,532	56%
Non-current liabilities
Lease obligations	131,045	79,120	51,925	66%
Total liabilities	8,832,079	5,658,622	3,173,457	56%

SHAREHOLDERS' EQUITY
Class A share capital	151,588	151,588	-	0%
Class B share capital	152,173,089	103,056,538	49,116,551	48%
Warrant	5,137,417	4,968,958	168,459	3%
Contributed surplus	22,583,649	18,792,590	3,791,059	20%
Foreign exchange translation reserve	239,612	207,797	31,815	15%
Accumulated deficit	(126,154,317)	(90,868,888)	(35,285,429)	39%
Total shareholders' equity	54,131,038	36,308,583	17,822,455	49%
Total liabilities and shareholders' equity	62,963,117	41,967,205	20,995,912	50%

Assets

Current assets

Current assets increased by $19,066,776 or 71%, primarily due to an increase in cash of $17,734,823 as a result of the share issuances during the year ended December 31, 2021.

Other receivables increased by $339,622 or 210%, primarily due to an increase in sales taxes receivable and ITC receivable.

Prepaid expenses and deposits increased by $797,020 or 140% primarily related to payments made for the Company's insurance policies and deposits for research and development activities.

Current investments increased by $158,036 or 100%, as management reclassified certain long-term investments to current investments due to expected sale of investments.

Assets Held for Sale

Assets held for sale consists of the Facility and Facility Property. It is anticipated that no liabilities of the Company will be transferred as part of any proposed transaction. Assets held for sale as at December 31, 2021 and 2020, consisted of the following:

	2021	2020
	$	$
Property and plant	8,647,779	8,610,504

Non-current assets

Investments decreased by $1,016,519 or 61%, primarily due to the change in fair value of investments as a result of decreases in the underlying share prices and reclassification of investments to current that are expected to be sold.

Intangible assets increased by $2,777,348 or 21% primarily due to additions recognized on the acquisition of Lucid, offset by amortization expense incurred for the year ended December 31, 2021.

Liabilities

Current liabilities

Trade and other payables increased by $3,810,668 or 103%, primarily due to arbitration proceedings with a CRO regarding amounts claimed to be owed to the CRO by the Company. The CRO is claiming it is owed amounts outstanding for work on clinical trials in the United States. The Company is disputing the amounts claimed to be owed. The Company believes it has sufficiently provided for amounts claimed to be owed to the CRO which are recorded in trade and other payables.

Warrants liability

Warrants were issued as part of the financing in August 2020. The Company determined that these warrants did not meet the IFRS definition of equity due to the exercise price being denominated in United States dollar which was not the functional currency of the Company at the time resulting in variability in exercise price. Accordingly, these warrants are treated as a derivative financial liability measured at fair value through profit or loss. As at the date of issuance the fair value of the warrants was determined to be $3,289,069 using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $3.01 on date of issuance, risk free interest rate of 0.32% and annualized volatility of 121%.

The fair value of the warrants liability as at December 31, 2020 was $1,447,910. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.56, risk-free interest rate of 0.33% and annualized volatility of 117%.

The fair value of the warrants liability as at December 31, 2021, was $765,403 resulting in a gain on change in fair value of $682,507 for the year ended December 31, 2021. The fair value was determined using the Black-Scholes option pricing model and the following assumptions: exercise price of $4.26, the underlying share price of $1.02, risk-free interest rate of 1.22% and annualized volatility of 120%.

Notes payable

The Company recognized notes payable from the acquisition of Prismic on June 29, 2019, made up of convertible notes and short-term notes. The notes and short-term notes are due to former board members of Prismic. The notes carry an annual interest rate of 20% and the short-term notes carry an annual interest rate of 10%. During the year ended December 31, 2021, the Company settled notes payables in the amount of $84,098, accrued interest of $45,346, and $201,695 of other Prismic related liabilities with cash of $290,246. A gain of $49,904 was recognized on settlement as the value of the consideration was less than the carrying value of the notes payable, accrued interest and other related Prismic liabilities.

Non-current liabilities

Non-current portion of lease liability represents the Company's obligations for office leases.

Shareholders' equity

Shareholder's equity increased by $17,822,455 due to an increase of $49,116,551 related to the issuance of shares and warrants, shares issued as share-based compensation, and gain of $31,815 related to the translation of foreign operations, offset by a net loss of $35,285,429 for the year ended December 31, 2021.

LIQUIDITY, CAPITAL RESOURCES AND FINANCING

The general objectives of our capital management strategy are to preserve our capacity to continue operating, provide benefits to our stakeholders and provide an adequate return on investment to our shareholders by continuing to invest in our future that is commensurate with the level of operating risk we assume. We determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

The financial statements and this MD&A have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In making this assessment, management concluded that it has sufficient working capital as of December 31, 2021 in order to carry out its planned operations over the next twelve months.

The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continuing operations of the Company are dependent upon the ability of the Company to complete the pharmaceutical research and development programs centered on the Company’s compounds (two of which are licensed). The discontinued operations of the Company are in the process of being sold to fund the continuing operations.

As at December 31, 2021, the Company had cash of $35,259,645 representing an increase of $17,734,823 from December 31, 2020. This increase is primarily due to $38,212,082 of cash provided by financing activities, $268,964 of cash provided by investing activities offset by $20,746,223 of cash used in operating activities. As of December 31, 2021 the Company’s cash balance consisted of $31,602,795 of cash denominated in United States dollars and $3,656,850 (C$4,635,966) of cash denominated in Canadian dollars.

Cash flows for the year ended December 2021 and 2020

	For the year ended December 31,
	2021	2020
	$	$
Net cash provided by (used in):
Cash used in continuing operating activities	(19,364,182)	(18,392,814)
Cash used in discontinued operating activities	(1,382,041)	(737,659)
Cash used in operating activities	(20,746,223)	(19,130,473)

Cash provided by continuing investing activities	268,964	6,477,510
Cash provided by discontinued investing activities	-	36,616
Cash provided by investing activities	268,964	6,514,126

Cash provided by financing activities	38,212,082	24,173,371

Net increase in cash during the period	17,734,823	11,557,024

Cash Flows Used in Operating Activities

Cash flows used in continuing operating activities for the year ended December 31, 2021, were $20,746,223 compared to cash flows used in continuing operating activities of $19,130,473 for the year ended December 31, 2020. Cash flows used in discontinued operating activities for the year ended December 31, 2021, were $1,382,041 compared to cash flows used in discontinued operating activities of $737,659 for the year ended December 31, 2020. The increase in cash used in operating activities of $1,615,750 is primarily due to an increase in net loss from continuing operations of $5,485,724, offset by an increase in cash provided by a change in trade and other payables of $2,706,075. The increase in cash provided by the change in trade and other payables is due to the timing of payments and invoices received.

Cash Flows Provided by Investing Activities

Cash flows provided by investing activities for the year ended December 31, 2021, were $268,964 compared to cash flows provided by investing activities of $6,477,510 for the year ended December 31, 2020. The change is primarily due to the acquisition of intellectual property during the year ended December 31, 2021, of $500,000, offset by cash acquired from acquisition of Lucid, compared to proceeds of $6,477,510 from the sale of investments during the year ended December 31, 2020.

Cash Flows Provided by Financing Activities

Cash provided by financing activities for the year ended December 31, 2021, was $38,212,082 compared to cash provided by financing activities of $24,173,371 for the year ended December 31, 2020. During the year ended December 31, 2021, the Company issued shares for net proceeds of $38,341,407 offset by the repayment of $71,759 for notes payable and repayment of $57,566 for lease obligations compared to, issued shares for net proceeds of $25,100,459 and proceeds from exercise of stock options of $59,548, offset by repayment of $946,643 for notes payable and repayment of $39,993 for lease obligations made during the year ended December 31, 2020.

As at December 31, 2020, the Company had cash of $17,524,822 representing an increase of $11,557,024 from December 31, 2019. This increase is primarily due to $6,514,126 of cash provided by investing activities and $24,173,371 of cash provided by financing activities, offset by $19,130,473 of cash used in operating activities.

Cash flows for the year ended December 2020 and 2019

	For the year ended December 31,
	2020	2019
	$	$
Net cash provided by (used in):
Cash used in continuing operating activities	(18,392,814)	(7,130,727)
Cash used in discontinued operating activities	(737,659)	(6,581,998)
Cash used in operating activities	(19,130,473)	(13,712,725)

Cash provided by continuing investing activities	6,477,510	170,929
Cash provided by (used in) discontinued investing activities	36,616	(401,817)
Cash provided by (used in) investing activities	6,514,126	(230,888)

Cash provided by continuing financing activities	24,173,371	4,011,603

Net increase (decrease) in cash during the period	11,557,024	(9,932,010)

Cash Flows Used in Operating Activities

Cash flows used in continuing operating activities for the year ended December 31, 2020, were $18,392,814 compared to cash flows used in continuing operating activities of $7,130,727 for the year ended December 31, 2019. The increase in cash used for continuing operations is primarily related to increased activity for biosciences operations and research and development activities. Cash flows used in discontinued operating activities for the year ended December 31, 2020, were $737,659 compared to cash flows used in discontinued operating activities of $6,581,998 for the year ended December 31, 2019.

Cash Flows Provided by (Used in) Investing Activities

Cash flows provided by continuing investing activities for the year ended December 31, 2020, were $6,477,510 compared to cash flows of $170,929 provided by continuing investing activities for the year ended December 31, 2019. The change is due to proceeds from sale of investments of $6,477,510 for the year ended December 31, 2020. Cash flows provided by discontinued investing activities was $36,616 for the year ended December 31, 2020, compared to cash flows used in discontinued investing activities of $401,817 for the year ended December 31, 2019. The difference is due to proceeds of $36,616 from the sale of equipment for the year ended December 31, 2020, compared to the purchase of equipment of $401,817 for the year ended December 31, 2019.

Cash Flows Provided by Financing Activities

Cash flows provided by financing activities for the year ended December 31, 2020, were $24,173,371 compared to cash flows of $4,011,603 provided by financing activities for the year ended December 31, 2019. The increase is primarily due to proceeds of $25,100,459 from the issuance of shares and proceeds from exercise of stock options of $59,548 offset by repayment of notes payable of $946,643 during the year ended December 31, 2020, compared to proceeds of $3,431,294 from the issuance of shares and $622,594 from the exercise of stock options and warrants during the year ended December 31, 2019.

CONTRACTUAL OBLIGATIONS

We have no significant contractual arrangements other than those noted in our financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements other than those noted in our financial statements.

TRANSACTIONS WITH RELATED PARTIES

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly.

Transactions with key management and directors comprised the following:

a. The Company paid expenses of $262,834 (2020 - $1,445,043 and 2019 - $567,468) to a company owned by the former CEO for the year ended December 31, 2021, included in the consolidated statement of loss and comprehensive loss under various expense line categories. As at December 31, 2020, the former CEO had repaid a related party loan of $355,778 for withholding taxes paid by the Company on behalf of the former CEO in relation to the Class B shares issued during the year ended December 31, 2020.

b. As at December 31, 2020, the former President of FSD Biosciences Division had repaid a related party loan of $21,876 for withholding taxes paid by the Company on behalf of the President of FSD Biosciences Division in relation to the Class B shares issued during the year ended December 31, 2020.

c. In fiscal 2021, the Company pays independent directors' compensation of C$60,000, with the chair of the audit committee receiving an additional C$20,000 and the chair of the compensation committee receiving an additional C$10,000. Director's compensation for the year ended December 31, 2021, was $757,690 (2020 - $246,226 and 2019 - $153,109), which includes $466,546 (2020 - $238,703 and 2019 - $nil) recognized as share-based compensation for shares issued.

d. In February 2021, as compensation, the Company issued 1,349,764 shares with a fair value of $3,576,875 to Raza Bokhari, in his capacity as Board Chair and Chief Executive Officer, and to certain other directors. Of the 1,349,764 shares issued, 1,173,709, with a fair value of $3,110,330, were issued to Raza Bokhari and 176,055 shares, with a fair value of $466,545, were issued to other former directors. In June 2021, 156,278 of the shares issued to directors in February 2021 were cancelled. On March 8, 2022, following litigation with respect to certain of the shares issued to Raza Bokhari in February 2021, the court issued a decision, permitting the part of the share grant to Raza Bokhari of 536,979 shares.

Related Party	Number of Securities	Total Amount
Dr. Raza Bokhari	1,173,709	3,110,330
Robert Ciaruffoli	46,948	124,412
Jim Datin	46,948	124,412
Steve Buyer	46,948	124,412
Gerry Goldberg	35,211	93,309
	1,349,764	$3,576,875

e. During the year ended December 31, 2020, the Company issued 1,676,066 shares to key management and directors in the form of a compensation bonus for past services provided. The fair value of shares issued to key management and directors is $4,602,301 and is included in share-based payments and bonuses for the year ended December 31, 2020.

Related Party	Number of Securities	Total Amount
Dr. Raza Bokhari	805,802	$2,212,649
Anthony Durkacz	161,160	$442,528
Zeeshan Saeed	161,160	$442,528
Donal Carroll	80,580	$221,264
Dr. Edward Brennan	80,580	$221,264
Robert Ciaruffoli	80,580	$221,264
David Urban	80,580	$221,264
Steve Buyer	80,580	$221,264
Larry Kaiser	80,580	$221,264
Gerry Goldberg	32,232	$88,506
Jim Datin	32,232	$88,506
	1,676,066	$4,602,301

f. The Company reimbursed certain directors C$1,334,158 for expenses incurred in relation to requisitioning, calling and holding the shareholders' meeting.

Key management personnel compensation during the year ended December 31, 2021, 2020 and 2019 is comprised of:

	2021	2020	2019
	$	$	$
Salaries, benefits, bonuses and consulting fees	2,075,893	2,936,816	3,638,267
Share-based payments and bonuses	6,881,641	7,045,994	9,385,984
Total	8,957,534	9,982,810	13,024,251

FINANCIAL INSTRUMENTS AND OTHER INSTRUMENTS

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from deposits with banks and outstanding receivables. The Company believes that it trades only with recognized, creditworthy third parties. The Company does not currently have any material outstanding trade receivables with customers.

The Company does not hold any collateral as security but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

Liquidity risk

Liquidity risk is the risk the Company will not be able to meet its financial obligations as they come due. The Company's exposure to liquidity risk is dependent on the Company's ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows, the issuance of share capital and if desired, the issuance of debt. The Company's trade and other payable and notes payables are all due within twelve months from the date of these financial statements.

If unanticipated events occur that impact the Company's ability to carry out the planned clinical trials, the Company may need to take additional measures to increase its liquidity and capital resources, including issuing debt or additional equity financing or strategically altering the business forecast and plan. In this case, there is no guarantee that the Company will obtain satisfactory financing terms or adequate financing. Failure to obtain adequate financing on satisfactory terms could have a material adverse effect on the Company's results of operations or financial condition.

Market risk

Market risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign currency risk, interest rate risk and other price risk.

• Foreign currency risk

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company's primary exposure with respect to foreign currencies is from Canadian dollar denominated cash and trade and other payables. A 10% change in the foreign exchange rates would not result in any significant impact to the financial statements.

• Interest rate risk

Interest rate risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as at December 31, 2021, as there are no material long-term borrowings outstanding.

• Other price risk

Other price risk is the risk the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risk as at December 31, 2021.

Fair values

The carrying values of cash, other receivables, trade and other payables and notes payable approximate fair values due to the short-term nature of these items or they are being carried at fair value or, for notes payable, interest payable is close to the current market rates. The risk of material change in fair value is not considered to be significant. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

• Level 1 - Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

• Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

• Level 3 - Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

Private company investments measured at fair value are classified as Level 3 financial instruments. The valuation method and significant assumptions used to determine the fair value of private company investments have been disclosed in the Investments note. During the year, there were no transfers of amounts between levels.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Refer to Note 2 and Note 3 of the financial statements, for a full discussion of our critical accounting policies and estimates.

OUTSTANDING SHARE DATA

The Company is authorized to issue an unlimited number of Class A multiple voting shares ("Class A shares") and an unlimited number of Class B subordinate voting shares ("Class B shares"), all without par value. All shares are ranked equally with regards to the Company's residual assets.

The holders of Class A shares are entitled to 276,660 votes per Class A share held. Class A shares are held by certain Directors of the Company.

The Company's outstanding capital was as follows as at March 29, 2022:

Class A shares	72
Class B shares	38,491,345
Share options	3,212,421
Warrants	6,956,795

SUBSEQUENT EVENTS

Subsequent to December 31, 2021, the Company repurchased and cancelled 1,524,700 Class B shares at prevailing market prices as part of its share repurchase program.

Subsequent to December 31, 2021, the Company issued 70,179 Class B shares for services.

On February 23, 2022, the Company entered into a firm agreement in connection with the sale of the Facility and the Facility Property. In consideration for the purchase of the Facility, the purchaser has agreed to pay a cash sum of C$16,500,000, including a deposit of C$660,000 (the “Deposit”). The Deposit was received by the Company on February 24, 2022 and sale is expected to close in mid 2022.

On March 29, 2022, the Company cancelled 504,888 Class B shares previously held by the former CEO.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

A. Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our CEO and CFO, our management has evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2021, the end of the period covered by this annual report. Based on that evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective as of December 31, 2021.

The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

B. Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is the process designed by and under the supervision of our CEO and CFO to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. Management has evaluated the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).

Under the supervision and with the participation of our CEO and CFO, our management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2021 and concluded that it was effective.